COMMANDER RESOURCES LIMITED



April 12, 2007


Global Gold Uranium LLC.
45 East Putnam Ave.
Greenwich, CT
06830

Attention:  Van Z. Krikorian, Manager


Dear Mr. Krikorian:

Following is a summary of the terms under which Global Gold Uranium LLC ("Global Gold Uranium), a wholly owned subsidiary of Global Gold Corporation ("Global Gold") may earn an interest in the Cochrane Pond Property in southern Newfoundland (the "Property") from Commander Resources Ltd. (`Commander") and Bayswater Uranium Corp ("Bayswater"). Bayswater is the successor company to Pathfinder Resources Ltd., (Pathfinder"). The Property is further described in
Schedule I to this Agreement.

Commander and Bayswater (collectively the "Companies") own the 2,600 claim, 61,000 hectare Property as to 50% each (the `Property") under a Joint Venture Agreement dated June 19, 2006 between Commander and Pathfinder (the "Underlying Agreement"). The claims were staked in early 2006 to cover favourable geology after uranium discoveries were made on Commander's adjacent Hermitage Property. The Underlying Agreement is attached as Schedule II to this Agreement.

The Companies are prepared to enter into an option agreement with Global Gold Uranium on the Property under the following terms and conditions. The effective date of the agreement will be April 12, 2007 (the "Effective Date").

In the first instance, a 2007 work program would be required as a commitment. This would consist of an approximately 6,100 line Km airborne radiometric and magnetic survey. At $80/km, the survey would cost about $500,000. This work would also cover all first year assessment requirements.

A. Global Gold Uranium may earn an initial 51% interest in the Property over a four (4) year period ("Initial Option") by completion of the following:

1.   Cash Payments - US$700,000

     (a) US$200,000 on signing and approval ($120,550 of this amount is a claim staking security deposit paid when the Property was acquired initially by the Companies and will be refunded to Global Gold Uranium by the Newfoundland Government upon filing of the first years assessment work) - FIRM
     (b)  US$100,000 at the commencement of Year 2 ("Term 2")
     (c)  US$150,000 at the commencement of Year 3 ("Term 3")
     (d)  US$250,000 at the commencement of Year 4 ("Term 4")


2. Share Issuance - 350,000 shares of Global Gold Corporation (issued 50% as to Commander and Bayswater)

     (a)  150,000 treasury shares of Global Gold on signing and approval - FIRM
     (b)  70,000 treasury shares before commencement of Term 2
     (c)  70,000 treasury shares before commencement of Term 3
     (d)  60,000 treasury shares before commencement of Term 4

3.   Expenditures $3.5 million

     (a)  $500,000 in Term 1 - FIRM
     (b)  $750,000 in Term 2
     (c)  $1,000,000 in Term 3
     (d)  $1,250,000 in Term 4

Expenditures under A3 in excess of annual requirements may be applied to Expenditure requirements in subsequent terms of the Initial Option or to Expenditures under the Second Stage.

Upon completion of the cash payments in A1, share issuances in A2 and Expenditures in A3, Global Gold Uranium will have earned a 51% interest in and to the Property such that at that time the Property interests would become 51% as to Global Gold Uranium and 49% as to the Companies (24.5% as to Commander and 24.5% as to Bayswater).

B. Once Global Gold Uranium has vested a 51% in the Property through the Initial Option, Global Gold Uranium shall continue funding the project by either:

     (a) Completing the next $2 million in exploration on the Property over a maximum two (2) year term; or

     (b) funding and delivering to the Companies a feasibility study on the property within a maximum of three (3) years.

Following completion of either B(a) or B(b), herein defined as the "Second Stage," Global Gold Uranium will have increased its interest in and to the Property to 60%.

Global Gold Uranium shall provide notification to the Companies within 60 days of Global Gold Uranium vesting in the Initial Option, which of B(a) or B(b) it elects to pursue to complete the Second Stage.

For clarity, following vesting by Global Gold Uranium at 51% by completing the Initial Option, the Companies' 49% interest will be carried until Global Gold Uranium has completed the Second Stage as required in B at which time Global Gold Uranium's interests would be 60% as to Global Gold Uranium and 40% as to the Companies.

C. Should Global Gold Uranium fail to complete the Second Stage by completing either B(a) or B(b), the interest will flip such that the Companies will hold 51% and Global Gold Uranium 49% in and to the Property.

D. Once Global Gold Uranium has vested the Second Stage, a joint venture will be formed, 60% as to Global Gold Uranium and 40% as to the Companies. In the case of C, the joint venture would be 51% as to the Companies and 49% as to Global Gold Uranium. The project will be funded pro-rata by Global Gold Uranium and the Companies according to their retained interest. If either Global Gold Uranium's or the Companies' interest is diluted below 10%, that party's interest will convert to a Royalty. The joint venture will be negotiated substantially in the form of the standard joint venture agreement published in 1999 by the British Columbia Continuing Legal Education Society.

Either party may, at any time up to the commencement of commercial production, elect to convert the their respective interest to a 2% gross uranium sales royalty in the case of a uranium deposit or a 2% NSR in the case of a non-uranium deposit ("Royalty"). In either case, 50% of the Royalty obligation may be purchased at any time prior to commercial production for a $1,000,000 cash payment.

E. Commander will be the Operator for the first year of the Option, unless Global Gold Uranium chooses otherwise on or before May 1, 2007. In any event the parties will mutually agree on contractors for the first year's work program.

F.   There will be no Area of Interest.

G. On termination of the option, the Property must be returned to the Companies with one year of assessment work filed and approved by the government of Newfoundland and Labrador.

H. Global Gold Uranium must expend a minimum of $3.5 million, make cash payments of USD$700,000 to the Companies and issue 350,000 common shares of Global Gold Uranium to the Companies before it vests an interest in and to the Property.

The requirements and deadlines under A1(a), A2(a) and A3(a) are firm commitments ("Firm Commitments") of this Agreement. Should Global Gold Uranium fail to fulfill these Firm Commitments by the first anniversary of the Effective Date, Global Gold Uranium shall pay 110% of the shortfall to the Companies in cash irrespective of whether Global Gold Uranium elects to proceed with successive terms of the Initial Option.

Following completion of the Firm Commitments, Global Gold Uranium shall have the right to opt out of the Initial Option with no further obligation, provided notification is given to the Companies on or before each anniversary of the Effective Date in the Initial Option. Should Global Gold Uranium elect to proceed with a successive term of the Initial Option and fail to meet the requirements of that term as outlined in A above, then Global Gold Uranium shall pay 110% of the shortfall for that term's commitment to the Companies in cash.

I. The first anniversary date of the Property is July 5th, 2007 and under the regulations and Mining laws of Newfoundland and Labrador, work for the first year of assessment must be completed by the anniversary date or an extension must be requested by paying a deposit to cover the assessment work for the subsequent year. This deposit is fully refundable upon completion and filing of the assessment work. It is understood that as part of this Agreement, Global Gold Uranium shall provide for any required deposits to maintain the Property in good standing including the event that the airborne survey planned as part of the first work commitment cannot be completed by July 5th.

J. Global Gold Uranium represents and warrants to the Companies that it is a wholly owned subsidiary of Global Gold Corporation duly registered as a Limited Liability Company in the State of Delaware and is registered as an extra-provincial corporation in Newfoundland and Labrador. Global Gold Corporation acknowledges that is bound by all provisions of this Agreement.

This Agreement is subject to approval by the Boards of Commander, Bayswater and Global Gold Uranium.

If you are in agreement with the terms, please sign below and we will follow with a formal Option Agreement.

 Regards,
                                          Accepted this 12th day of  April, 2007
COMMANDER RESOURCES LTD.

                                          GLOBAL GOLD URANIUM LLC.

                                          ____________/s/______________
                                               Authorized Signatory
_____________/s/______________
Kenneth E. Leigh                          Print Name: Van Z. Krikorian
President  & CEO                          Title: Manager


BAYSWATER URANIUM CORP.                   GLOBAL GOLD CORPORATION
                                          _____________/s/__________________
                                                Authorized Signatory
                                          Print name: Van Z. Krikorian
____________/s/_______________            Title: Chairman
   Authorized Signatory

                                   SCHEDULE I
                              PROPERTY DESCRIPTION

 The Property is defined by the claims listed in the table below and illustrated in hatched pattern on the attached map. Location of the claims is registered with the Government of Newfoundland and Labrador.




              Claim                                               Licence Expiry
  License #    Units     Anniversary Date     Registered Owner         date        Claim Expiry date
----------------------------------------------------------------------------------------------------
   12262M        51          6-Jul-06                CMD             6-Jul-11          6-Jul-07

   12264M       202          7-Jul-06                CMD             7-Jul-11          7-Jul-07

   12265M       235          7-Jul-06                CMD             7-Jul-11          7-Jul-07

   12266M       205          7-Jul-06                CMD             7-Jul-11          7-Jul-07

   12267M        16          7-Jul-06                CMD             7-Jul-11          7-Jul-07

   12268M        28          7-Jul-06                CMD             7-Jul-11          7-Jul-07

   12260M       195          5-Jul-06                PHR             5-Jul-11          5-Jul-08

   12269M       255          7-Jul-06                PHR             7-Jul-11          7-Jul-07

   12270M       251          7-Jul-06                PHR             7-Jul-11          7-Jul-07

   12271M        66          7-Jul-06                PHR             7-Jul-11          7-Jul-07

   12272M       255          7-Jul-06                PHR             7-Jul-11          7-Jul-07

   12273M       251          7-Jul-06                PHR             7-Jul-11          7-Jul-07

   12276M       242          7-Jul-06                PHR             7-Jul-11          7-Jul-07

   12277M       159          7-Jul-06                PHR             7-Jul-11          7-Jul-07
----------------------------------------------------------------------------------------------------

PHR = Pathfinder Resources Ltd., predecessor company to
Bayswater Uranium Corp (BAY)